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                               BWAY CORPORATION

                      2000 ANNUAL MEETING OF STOCKHOLDERS

                CERTIFICATE AND REPORT OF INSPECTOR OF ELECTION
                -----------------------------------------------


     The undersigned, the duly appointed Inspector of Election at the Annual Meeting of Stockholders (the "Annual Meeting") of BWAY Corporation, a Delaware corporation (the "Company"), held on February 25, 2000, pursuant to Section 231 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that the following is an accurate report of the votes of the stockholders of the Company at the Annual Meeting:

     (1) The number of shares of Common Stock of the Company issued and outstanding and entitled to vote on matters submitted at the Annual Meeting to the holders of Common Stock was 9,309,024.

     (2) There were present at the Annual Meeting, in person or by proxy, holders of 8,765,013 shares of Common Stock, which is 94% of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting and which constituted a quorum for purposes of voting on each of the matters submitted to the stockholders for their vote.

     (3) I tabulated the votes with respect to the election of directors, and Jean-Pierre M. Ergas received 7,866,291 votes and John T. Stirrup received 7,186,562 votes.

     (4) Each of Jean-Pierre M. Ergas and John T. Stirrup received a plurality of the votes cast by the holders of the Common Stock and I hereby declare and certify to the Secretary of the Company that each of Jean-Pierre M. Ergas and John T. Stirrup has been duly elected as a director of the Company.
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     (5) I tabulated the votes with respect to the resolution regarding approval of the fourth amendment and restatement of the BWAY Corporation 1995 Long-Term Incentive Plan and such proposal received the number of votes set forth below:

                                   Number of Votes
                                   ---------------
                    For            4,811,901
                    Against        3,122,198
                    Abstain        60,673

Since a majority of the outstanding shares of the Common Stock were voted for adoption, I hereby declare and certify to the Secretary of the Company that such resolution has been adopted by the stockholders of the Company.

     (6) I tabulated the votes with respect to the resolution regarding ratification of the appointment of Deloitte & Touche LLP as independent public accountants for the fiscal year ending October 1, 2000 and such proposal received the number of votes set forth below:

                                   Number of Votes
                                   ---------------
                    For            8,692,959
                    Against        46,461
                    Abstain        25,593

Since a majority of the votes cast by the holders of the Common Stock present and voting at the meeting were votes for approval, I hereby declare and certify to the Secretary of the Company that such resolution has been approved by the stockholders of the Company.

                         *      *      *      *      *
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        IN WITNESS WHEREOF, I have executed this Certificate the 25th day of
February, 2000.


                                        By: /s/ Marilyn Brown
                                            -----------------------

                                        Print: Marilyn Brown
                                              ----------------------
                                        on behalf of Harris Trust and Savings
                                        Bank